UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

24/F Xiwang Tower, No. 136, Zhongshan Road, Zhongshan District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (8621) 5015 2581

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers’ Compensatory Arrangements of Certain Officers

(e) On September 25, 2013, the Board of Directors of Andatee China Marine Fuel Services Corporation, a Delaware corporation (the “Company”), following approval and recommendation of the Compensation Committee of the Board, approved and adopted the following changes to the executive and independent director compensation:

(i) Independent director equity compensation – the Board granted, pursuant to the terms of the Company’s 2009 Equity Incentive Plan (the “2009 Plan”), to each independent director shares of the Company’s common stock in the amounts equivalent to each independent director’s annual cash fee, i.e. Wen Jiang and Yudong Hou - $15,000, respectively, and Zhenyu Wu - $18,000, based on $0.69 per share (which represents the average closing price of the Company’s common stock over the 30 day period preceding the grant date), all of which stock grants to vest as follows: ½ of each such grant vesting on the grant date of the grant and the remaining ½ - 6 months from the grant date, and

(ii) Executive management equity compensation – the Board granted, also pursuant to the terms of the Plan, to An Fengbin, the Company’s CEO, and Wang Hao, the Company’s CFO, shares of the Company’s common stock in the amounts equivalent to their respective annual base salaries, i.e. An Fengbin - $150,000, and Wang Hao - $75,000, based on the same price of $0.69 per share (which represents the average closing price of the Company’s common stock over the 30 day period preceding the grant date), all of which stock grants to vest as follows: ½ of each such grant vesting on the grant date of the grant and the remaining ½ - 6 months from the grant date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

NA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ Wang Hao
Wang Hao, Chief Financial Officer

Date: October 18, 2013